Exhibit 99.1

MISTRAS Announces First Quarter 2024 Results

Q1 2024 Revenue of $184.4 million, up 9.8% from the prior year period; highest Q1 Revenue since 2018

Q1 2024 Net Income of $1.0 million, reflecting an improvement from a net loss of $5.0 million in the prior year period

Q1 2024 Adjusted EBITDA (non-GAAP) of $16.2 million compared to $10.4 million in the prior year period, up 55.1%; highest Q1 result historically

PRINCETON JUNCTION, N.J., May 1, 2024 (GLOBE NEWSWIRE) -- MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its first quarter ended March 31, 2024.

Highlights for the First Quarter 2024*
•Revenue of $184.4 million, an increase of 9.8%
•Gross profit of $51.1 million, an increase of 10.9%, with gross profit margin of 27.7%, an increase of 30 basis points due to improved operating leverage and strong Aerospace growth, partially offset by higher healthcare claims expense in the current year period
•Selling, general and administrative expenses of $41.2 million, down $1.6 million or 3.8%, due to savings associated with Project Phoenix actions
•Net income of $1.0 million, or $0.03 per share, reflecting an improvement from a net loss of $5.0 million, or a loss of $0.17 per share in the prior year period
•Adjusted EBITDA of $16.2 million, an increase of 55.1%, as a result of revenue growth and the operating leverage generated from a reduction in overhead costs

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

Manny Stamatakis, Interim President and Chief Executive Officer commented “the first quarter was a strong start to the year for Mistras Group as we continue to execute on our key financial, operational and strategic initiatives. In particular, we achieved outstanding success with our initiatives implemented in connection with Project Phoenix, with Adjusted EBITDA up over 55% compared to the prior year period. Revenue was up almost 10%, which reflects strong spring turnaround activity and continued expansion in our Aerospace and Defense industry. Additionally, we benefited from the successful implementation of strategic price increases with our improved commercial focus, which consequentially contributed to improvement in our gross margin. Selling, general and administrative expenses (“SG&A”) were also reduced on both a sequential and year-over-year basis. Furthermore, we recently announced the hiring of a Chief Transformation Officer, whose primary focus will be to sustain the momentum generated by Project Phoenix and to further improve operating leverage. Consequently, I am once again reiterating our expectation that fiscal 2024 Adjusted EBITDA will be one of our all-time high-performance years.”

Edward Prajzner, Senior Executive Vice President and Chief Financial Officer, commented, “first quarter results demonstrate our continued commitment to unlocking significant value through the ongoing implementation of Project Phoenix. While we have already made significant progress, there is more work to be done, as we plan to achieve our target of an incremental overhead reduction of $12 million in 2024 versus the prior year. This will not only generate an attractive bottom-line return but will also provide funds to reinvest in our high margin growth initiatives, such as Data Analytical Solutions and the Aerospace & Defense industry. This is an exciting time for Mistras, and the entire organization is focused on capitalizing on the unique growth opportunities in our markets.”

For the first quarter of 2024, consolidated revenue was $184.4 million, an increase of 9.8% from the first quarter of 2023. Revenue growth in the first quarter of 2024 was led by strong growth in our two largest end markets, a 14.7% increase in Oil & Gas as a result of the anticipated robust Spring turnaround season and a 18.9% increase in Aerospace and Defense revenue. Growth in the Oil & Gas industry was led by strong turnaround activity, which is expected to continue into the second quarter of fiscal 2024 before leveling out in the second half of the year.

First quarter 2024 gross profit increased 10.9%, with gross profit margin increasing 30 basis points. Gross profit improved from the increase in revenues and gross profit margin increased due to the significant increase in the higher margin Aerospace and Defense revenue, which was partially offset by higher healthcare claims expense in the current year period.

SG&A in the first quarter of 2024 was $41.2 million, down $1.6 million or 3.8%, from the year ago period and down $1.7 million, or 4.0%, sequentially, due to savings associated with Project Phoenix initiatives which were taken in 2023. The Company anticipates that, on a relative basis, SG&A will continue to decrease throughout the year and reduce to approximately 21% of full year 2024 revenue, from 23.6% in full year 2023. Income from operations was $5.6 million for the first quarter of 2024, compared to a loss from operations of $1.8 million in the prior year period.

The Company reported quarterly net income of $1.0 million, or $0.03 per share, compared to a loss of $5.0 million or $0.17 per share in the prior year period. Net income excluding special items (non-GAAP), primarily reorganization and related costs, was $2.2 million, or $0.07 per share for the first quarter of 2024, compared to a net loss of $3.4 million, or $0.12 per share in the prior year period.

Adjusted EBITDA was $16.2 million in the first quarter of 2024, compared to $10.4 million in the prior year period, an increase of 55.1%.

Cash Flow and Balance Sheet

The Company’s net cash provided by operating activities was $0.6 million for the first quarter of 2024, compared to $4.4 million in the prior year period. Free cash flow was negative $5.3 million for the first quarter of 2024, compared to negative $0.3 million in the prior year. The Company’s decreased free cash flow was primarily attributable to an increase in working capital related to timing of customer invoicing and an increase in capital expenditures compared to the prior year. The Company is intently focused on improving working capital and maintaining organic growth investments via strategic capital expenditures and an improved commercial function, in order to foster revenue growth in expanding areas such as Aerospace shop laboratories and Data Analytical Solutions.

The Company’s gross debt was $198.4 million as of March 31, 2024, compared to $190.4 million as of December 31, 2023. While the Company is typically a net borrower in the first quarter of each year, the Company remains committed to using free cash flow to reduce debt throughout the remainder of 2024.

Reorganization and Other
For the first quarter of 2024, the Company recorded $1.6 million of reorganization costs related to on-going Project Phoenix efficiency and productivity initiatives, including the final portion of professional fees associated with changes made in the Company’s organizational structure.

2024 Outlook
The Company reaffirms the 2024 full year guidance previously provided, that being:
a.Full year Revenue between $725 and $750 million
b.Adjusted EBITDA between $84 and $89 million
c.Free cash flow between $34 and $38 million

Mr. Stamatakis concluded, “I am encouraged by the results of the first quarter and the momentum which the Company has developed for the remainder of the year. There is always room for improvement, particularly in increasing our free cash flow generation, and we are focused on achieving our outlook over the remainder of 2024. We remain committed to strategic investments in our business to expand our proprietary technologies and extensive knowledge to solve problems for our customers and create long-term value for our shareholders. I am energized by the commitment and focus of our employees who continually demonstrate their dedication to delivering high quality results and best in class customer service to meet and exceed our customer needs.”

Conference Call
In connection with this release, MISTRAS will hold a conference call on May 2, 2024, at 9:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BIebdf48d69cb04674a4848bcd372409be .
Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.

MEDIA CONTACT:
Nestor S. Makarigakis
Group Vice-President of Marketing and Communications
+1 (609) 716-4000 | marcom@mistrasgroup.com

Forward-Looking and Cautionary Statements
Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our 2024 outlook, guidance, costs savings and other benefits we expect to realize from Project Phoenix and actions that we expect or seek to take in furtherance of our strategies and activities to enhance our financial results and future growth. Such forward-looking statements relate to MISTRAS' financial results and estimates, products and services, business model, Project Phoenix, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2023 Annual Report on Form 10-K filed on March 11, 2024, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that are not prepared in accordance with GAAP and that we believe provide investors and management with supplemental information relating to the Company’s operating performance and trends that facilitate comparisons between periods and with respect to trends and projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined by the Company as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and related charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to Net Income (Loss) as computed under GAAP is set forth in a table attached to this press release. The Company also uses the term “free cash flow”, a non-GAAP financial measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurements to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)”, “Net Loss (GAAP) and Diluted EPS (GAAP) to Net Loss Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to the GAAP financial measurement. The tables also include the term “net debt”, a non-GAAP financial measurement the Company defines as the sum of the current and long-term portions of long term debt, less cash and cash equivalents. Each of these non-GAAP financial measurements has material limitations as a performance or liquidity measure and should not be considered alternatives to Net Income (Loss) or any other measurements derived in accordance with GAAP. Because Income (loss) from operations before special items and other non-GAAP financial measurements used in this press release may not be calculated in the same manner by all companies, these measurements may not be comparable to other similarly-titled measurements used by other companies.

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$16,855	$17,646
Accounts receivable, net	140,404	132,847
Inventories	15,079	15,283
Prepaid expenses and other current assets	14,632	14,580
Total current assets	186,970	180,356
Property, plant and equipment, net	79,702	80,972
Intangible assets, net	42,660	43,994
Goodwill	185,726	187,354
Deferred income taxes	2,647	2,316
Other assets	44,422	39,784
Total assets	$542,127	$534,776
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$15,629	$17,032
Accrued expenses and other current liabilities	84,475	84,331
Current portion of long-term debt	9,464	8,900
Current portion of finance lease obligations	4,907	5,159
Income taxes payable	406	1,101
Total current liabilities	114,881	116,523
Long-term debt, net of current portion	188,962	181,499
Obligations under finance leases, net of current portion	11,151	11,261
Deferred income taxes	2,685	2,552
Other long-term liabilities	36,983	32,438
Total liabilities	354,662	344,273
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 30,910,552 and 29,895,487 shares issued and outstanding	328	305
Additional paid-in capital	247,329	247,165
Accumulated deficit	(27,947)	(28,942)
Accumulated other comprehensive loss	(32,565)	(28,336)
Total Mistras Group, Inc. stockholders’ equity	187,145	190,192
Noncontrolling interests	320	311
Total equity	187,465	190,503
Total liabilities and equity	$542,127	$534,776

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended March 31,
	2024	2023

Revenue	$184,442	$168,016
Cost of revenue	127,418	116,051
Depreciation	5,934	5,888
Gross profit	51,090	46,077
Selling, general and administrative expenses	41,189	42,823
Reorganization and other costs	1,557	2,076
Research and engineering	343	480
Depreciation and amortization	2,447	2,525
Acquisition-related expense, net	1	3
Income (loss) from operations	5,553	(1,830)
Interest expense	4,430	4,068
Income (loss) before provision (benefit) for income taxes	1,123	(5,898)
Provision (benefit) for income taxes	119	(920)
Net income (loss)	1,004	(4,978)
Less: net income attributable to noncontrolling interests, net of taxes	9	8
Net income (loss) attributable to Mistras Group, Inc.	$995	$(4,986)

Earnings (loss) per common share
Basic	$0.03	$(0.17)
Diluted	$0.03	$(0.17)
Weighted-average common shares outstanding:
Basic	30,680	30,021
Diluted	31,356	30,021

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended March 31,
	2024	2023
Revenues
North America	$150,349	$136,932
International	33,047	29,407
Products and Systems	3,210	3,739
Corporate and eliminations	(2,164)	(2,062)
	$184,442	$168,016

	Three months ended March 31,
	2024	2023
Gross profit
North America	$39,991	$36,637
International	9,459	7,367
Products and Systems	1,613	2,063
Corporate and eliminations	27	10
	$51,090	$46,077

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended March 31, 2024	North America	International	Products & Systems	Corp/Elim	Total
Oil & Gas	$103,027	$10,066	$72	—	$113,165
Aerospace & Defense	15,375	6,732	11	—	22,118
Industrials	8,909	5,853	437	—	15,199
Power Generation & Transmission	3,592	1,682	578	—	5,852
Other Process Industries	7,928	3,933	39	—	11,900
Infrastructure, Research & Engineering	3,972	2,205	409	—	6,586
Petrochemical	3,813	531	—	—	4,344
Other	3,733	2,045	1,664	(2,164)	5,278
Total	$150,349	$33,047	$3,210	$(2,164)	$184,442

Three Months Ended March 31, 2023	North America	International	Products & Systems	Corp/Elim	Total
Oil & Gas	$89,773	$8,855	$37	—	$98,665
Aerospace & Defense	13,611	4,980	11	—	18,602
Industrials	9,302	6,053	558	—	15,913
Power Generation & Transmission	4,987	1,657	1,326	—	7,970
Other Process Industries	9,109	3,237	27	—	12,373
Infrastructure, Research & Engineering	2,483	2,136	1,142	—	5,761
Petrochemical	5,137	145	—	—	5,282
Other	2,530	2,344	638	(2,062)	3,450
Total	$136,932	$29,407	$3,739	$(2,062)	$168,016

Oil & Gas Revenue by sub-industry was as follows:

	Three months ended March 31,
	2024	2023
	($ in thousands)
Oil and Gas Revenue
Upstream	$41,767	$36,939
Midstream	21,392	21,231
Downstream	50,006	40,495
Total	$113,165	$98,665

Consolidated Revenue by type was as follows:

	Three months ended March 31,
	2024	2023
	($ in thousands)
Field Services	$126,355	$109,680
Shop Laboratories	17,195	13,132
Data Analytical Solutions	15,539	16,812
Other	25,353	28,392
Total	$184,442	$168,016

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Segment and Total Company Income (Loss) from Operations (GAAP) to
Income (Loss) from Operations before Special Items (non-GAAP)
(in thousands)

	Three months ended March 31,
	2024	2023

North America:
Income from operations (GAAP)	$13,561	$9,378
Reorganization and other costs	—	61
Income from operations before special items (non-GAAP)	$13,561	$9,439
International:
Income (loss) from operations (GAAP)	$1,124	$(568)
Reorganization and other costs	102	107
Income (loss) from operations before special items (non-GAAP)	$1,226	$(461)
Products and Systems:
Income from operations (GAAP)	$314	$384
Reorganization and other costs	2	—
Income from operations before special items (non-GAAP)	$316	$384
Corporate and Eliminations:
Loss from operations (GAAP)	$(9,446)	$(11,024)
Reorganization and other costs	1,453	1,908
Acquisition-related expense, net	1	3
Loss from operations before special items (non-GAAP)	$(7,992)	$(9,113)
Total Company:
Income (loss) from operations (GAAP)	$5,553	$(1,830)
Reorganization and other costs	1,557	2,076
Acquisition-related expense, net	1	3
Income from operations before special items (non-GAAP)	$7,111	$249

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended March 31,
	2024	2023
Net cash provided by (used in):
Operating activities	$604	$4,433
Investing activities	(5,648)	(4,460)
Financing activities	5,127	(3,951)
Effect of exchange rate changes on cash	(874)	207
Net change in cash and cash equivalents	$(791)	$(3,771)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended March 31,
	2024	2023

Net cash provided by operating activities (GAAP)	$604	$4,433
Less:
Purchases of property, plant and equipment	(4,804)	(4,332)
Purchases of intangible assets	(1,117)	(361)
Free cash flow (non-GAAP)	$(5,317)	$(260)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	March 31, 2024	December 31, 2023

Current portion of long-term debt	$9,464	$8,900
Long-term debt, net of current portion	188,962	181,499
Total Debt (Gross)	198,426	190,399
Less: Cash and cash equivalents	(16,855)	(17,646)
Total Debt (Net)	$181,571	$172,753

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended March 31,
	2024	2023

Net Income (loss) (GAAP)	$1,004	$(4,978)
Less: Net income attributable to non-controlling interests, net of taxes	9	8
Net Income (loss) attributable to Mistras Group, Inc.	$995	$(4,986)
Interest expense	4,430	4,068
Provision (benefit) for income taxes	119	(920)
Depreciation and amortization	8,381	8,413
Share-based compensation expense	1,228	1,542
Acquisition-related expense	1	3
Reorganization and other related costs	1,557	2,076
Foreign exchange (gain) loss	(561)	219
Adjusted EBITDA (non-GAAP)	$16,150	$10,415

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to
Net Income (Loss) Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$995	$(4,986)
Special items	1,558	2,079
Tax impact on special items	(381)	(504)
Special items, net of tax	$1,177	$1,575
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$2,172	$(3,411)

Diluted EPS (GAAP)(1)	$0.03	$(0.17)
Special items, net of tax	0.04	0.05
Diluted EPS Excluding Special Items (non-GAAP)	$0.07	$(0.12)
_______________
(1) For the three months ended March 31, 2023, 1,513,000 shares, related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.